Exhibit 99.1

TriVascular Technologies, Inc. Reports Second Quarter 2014 Financial Results

Santa Rosa, CA, August 6, 2014 – TriVascular Technologies, Inc. (NASDAQ:TRIV) today reported financial results for the three and six months ended June 30, 2014.

Recent Accomplishments:

•	Revenue of $7.8 million, up 61.6% over the second quarter of the prior year
•	Gross margin of 55.6%, an increase from 34.6% in the second quarter of the prior year
•	Cumulative Ovation® implant experience surpassed 4,300 patients treated worldwide
•	CustomSeal™ short cure fill polymer launch initiated in Europe, further reducing cure time and enhancing implant experience
•	Data lock completed on three year follow-up of Ovation Pivotal Trial; Data to be presented at medical conferences this Fall

“We had a strong second quarter reflecting ongoing momentum in commercializing our innovative Ovation Stent Graft platform. We also continued to execute well on our clinical and product development initiatives with the goal of safely expanding EVAR therapy to more patients while also improving EVAR experience for patients and physicians,” said President and Chief Executive Officer, Chris Chavez. “Our focus remains clear - to help physicians improve the lives of patients suffering from aortic disease through excellence in research, manufacturing and service.”

Second Quarter Financial Results

Revenue for the three months ended June 30, 2014 increased 61.6% to $7.8 million, from $4.8 million in the same period of the prior year.  This increase is primarily attributable to the growth of our U.S. business as we expanded our commercial rollout of the Ovation platform. Geographically, revenue in the United States was $5.2 million, an increase of 101% from the three months ended June 30, 2013. International revenue totaled $2.6 million, an increase of 16.4% from the three months ended June 30, 2013.

Gross margin for the second quarter of 2014 was 55.6%, up from 34.6% in the three months ended June 30, 2013. The increase in gross margin was primarily due to spreading our manufacturing costs over higher production volumes and higher average selling prices associated with the growth of our U.S. revenue.

Operating expenses for the second quarter of 2014 were $17.0 million, an increase of 33.0% compared to the second quarter of 2013. The increase in operating expenses was driven primarily by an increase in selling, marketing and product development expenses as well as public company related costs as a result of our recently completed IPO.

Loss from operations for the second quarter of 2014 was $12.7 million, compared to $11.2 million for the second quarter of 2013. Net loss for the second quarter of 2014 was $14.6 million, compared to $12.8 million for the second quarter of 2013. Adjusted EBITDA, a non-GAAP measure, was a loss of $11.9 million for the second quarter of 2014.

Cash and cash equivalents were $95.7 million as of June 30, 2014. In April 2014,  we completed our initial public offering raising net proceeds of approximately $81.1 million, after deducting underwriting discounts and commissions and offering expenses.

Conference Call

Management will host an investment community conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (844) 831-3024 for domestic callers or (315) 625-6887 for international callers, or access the webcast on the “Investors” section of the Company’s Web site at: www.trivascular.com. The webcast will be available on the Company’s Web site for 14 days following the completion of the call.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA. We define EBITDA as net loss plus interest expense, income tax expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus stock-based compensation expense and the change in value of our warrants. For a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure of net loss, please refer to the table appearing at the end of this press release. We present Adjusted EBITDA because we believe it is a useful indicator of our operating performance. Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes that Adjusted EBITDA is useful to our investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. Adjusted EBITDA should not be considered in isolation or as a substitute for a measure of our liquidity or operating performance prepared in accordance with U.S. GAAP, and is not indicative of net loss from operations as determined under GAAP. Adjusted EBITDA and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate our liquidity or financial performance. Adjusted EBITDA does not include certain expenses that may be necessary to review our operating results and liquidity requirements. Our definition and calculation of Adjusted EBITDA may differ from that of other companies. In addition, to facilitate the explanation of the earnings per share calculation for the three and six months ended June 30, 2014 and 2013, we are also providing a pro forma calculation reflecting conversion of our convertible preferred stock in connection with the closing of our initial public offering in April 2014.

About TriVascular Technologies, Inc. - TriVascular is a medical device company developing and commercializing innovative technologies to significantly advance minimally invasive treatment of abdominal aortic aneurysms. The company manufactures the Ovation Prime Abdominal Stent Graft System, the lowest profile FDA-approved endovascular aortic repair (EVAR) system, which utilizes a novel, polymer-based sealing mechanism. TriVascular is based in Santa Rosa, California.

Forward-Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives and growth. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; continued market acceptance of our endovascular aortic repair systems; our ability to manufacture our products to meet demand; the level and availability of third party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; our ability to develop new or complementary technologies; the regulatory requirements applicable to us and our competitors; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; product liability claims; and general economic and worldwide business conditions. These factors, together with those that are described in greater detail in  our most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which is on file with the SEC, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended June 30, 2014 are not necessarily indicative of our operating results for any future periods.

Company Contact:

Michael R. Kramer

Chief Financial Officer

(707) 543-8709

Media Contact:

Vivek K. Jayaraman

VP, Global Sales & Marketing

(707) 543-8804

vivek.jayaraman@trivascular.com

Investor Relations Contact:

Westwicke Partners

Jamar Ismail

(415) 513-1280

Jamar.ismail@westwicke.com

-- Financial Tables Follow --

TriVascular Technologies, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Revenue	$7,798	$4,826	$14,832	$7,768
Cost of goods sold	3,463	3,158	7,128	5,146
Gross profit	4,335	1,668	7,704	2,622
Operating expenses:
Sales, general and administrative	13,008	9,695	25,200	17,200
Research and development	4,066	3,145	7,872	6,314
Total operating expenses	17,074	12,840	33,072	23,514
Loss from operations	(12,739)	(11,172)	(25,368)	(20,892)
Other income (expense):
Interest expense	(2,454)	(1,586)	(4,143)	(3,141)
Interest income and other income (expense), net	698	(55)	616	(36)
Loss before income tax expense	(14,495)	(12,813)	(28,895)	(24,069)
Provision for income tax	77	20	100	47
Net loss	$(14,572)	$(12,833)	$(28,995)	$(24,116)

Other comprehensive (loss) income:
Change in foreign currency translation adjustment	(27)	37	(47)	(39)
Other comprehensive (loss) income	(27)	37	(47)	(39)
Comprehensive loss	$(14,599)	$(12,796)	$(29,042)	$(24,155)

Net loss per share, basic and diluted	$(0.87)	$(22.33)	$(3.30)	$(41.99)

Weighted average shares used to compute net loss per share, basic and diluted	16,810,098	574,720	8,788,843	574,392

Non-GAAP Financial Measures Reconciliation – Pro Forma Net Loss Per Share

To facilitate the explanation of the earnings per share calculation for the three and six months ended June 30, 2014 and 2013, we are also providing a pro forma calculation reflecting conversion of our convertible preferred stock in connection with the closing of our initial public offering in April 2014. Pro forma basic and diluted net loss per share were computed to give effect to the conversion of the convertible preferred stock which were automatically converted into common stock upon the closing of our initial public offering using the as-if converted method into common shares as though the conversion had occurred as of January 1, 2013 or the original date of issuance, if later. The following table summarizes the unaudited pro forma net loss per share (in thousands, except for share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Numerator
Net loss	$(14,572)	$(12,833)	$(28,995)	$(24,116)
Add: Pro forma adjustment to reverse the mark-to-market adjustments attributable to the convertible preferred stock warrants	(703)	4	(633)	10
Pro forma net loss	$(15,275)	$(12,829)	$(29,628)	$(24,106)
Denominator
Weighted average shares used to compute net
loss per share, basic and diluted	16,810,098	574,720	8,788,843	574,392
Add: Pro forma adjustments to reflect weighted average effect of conversion of convertible preferred stock	1,912,395	9,071,203	6,703,297	9,071,203
Weighted average shares used to compute pro forma net loss per share, basic and diluted	18,722,493	9,645,923	15,492,140	9,645,595
Pro forma net loss per share, basic and diluted	$(0.82)	$(1.33)	$(1.91)	$(2.50)

Non-GAAP Financial Measures Reconciliation – EBITDA and Adjusted EBITDA

The following table presents a reconciliation of net loss to EBITDA and Adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(unaudited)
Net Loss	$(14,572)	$(12,833)	$(28,995)	$(24,116)
Interest expense	1,739	1,586	3,428	3,141
Interest expense: recognition of unamortized discount on repayment of note payable	715	—	715	—
Provision for income taxes	77	20	100	47
Depreciation & amortization	132	262	273	640
EBITDA	(11,909)	(10,965)	(24,479)	(20,288)
Stock-based compensation	673	276	1,135	531
Change in value of warrants	(703)	4	(633)	10
Adjusted EBITDA	$(11,939)	$(10,685)	$(23,977)	$(19,747)

TriVascular Technologies, Inc.

Consolidated Balance Sheets

(in thousands, except par value and share data)

	June 30,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$95,657	$38,108
Accounts receivable	5,660	4,741
Inventories, net	7,584	7,042
Prepaid expenses and other current assets	2,440	2,435
Total current assets	111,341	52,326
Property and equipment, net	1,383	1,505
Goodwill	8,259	8,259
Other intangible assets	1,182	1,182
Other assets	597	1,428
Total assets	$122,762	$64,700

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,960	$1,678
Accrued liabilities and other	6,756	6,129
Total current liabilities	8,716	7,807
Notes payable	44,237	44,288
Other long term liabilities	3,876	1,413
Total liabilities	56,829	53,508
Convertible preferred stock	—	239,990
Stockholders’ equity (deficit)
Common stock, $0.01 par value -100,000,000 shares authorized, 19,966,098 and 580,458 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	200	6
Additional paid-in capital	333,130	9,551
Accumulated other comprehensive income	119	166
Accumulated deficit	(267,516)	(238,521)
Total stockholders’ equity (deficit)	65,933	(228,798)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$122,762	$64,700